UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report:  March 31, 2005

(Date of earliest event reported)

SOUTHWEST WATER COMPANY

(Exact name of registrant as specified in its charter)

Delaware	0-8176	95-1840947
(State of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

One Wilshire Building
624 South Grand Avenue, Suite 2900
Los Angeles, California 90017-3782
(Address of principal executive offices, including zip code)

(213) 929-1800
(Registrant’s telephone number, including area code)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On March 31, 2005, the Compensation Committee of Southwest Water Company (the “Company”) established financial goals and performance-based measures for awards under the Company’s 2005 bonus plan applicable to the Company’s executive officers.  The maximum annual incentive payout amount is based on a percentage of salary, ranging from a maximum of 100% of base salary for the Chief Executive Officer and President and Chief Operating Officer, and from 20% to 70% of base salary for the other executive positions. No bonuses will be paid if the minimum financial performance objectives are not met.  Specific performance objectives vary by executive. All executive officers have a portion of their bonus opportunity tied to (i) earnings per share targets, (ii) SG&A expense management and (iii) discretionary individual performance objectives.  The Chief Executive Officer’s and President and Chief Operating Officer’s bonus opportunities are based 25% upon earnings per share targets, 25% upon SG&A expense management targets, and 50% upon discretionary individual performance objectives.  Additional performance targets applying to certain of the other executive officers include Utility Group profitability, SG&A expense management, and an assessment of the service provided in several functional areas.  For any executive, a bonus can be paid for meeting one objective while another objective is not met, which would be reflected in a lower total bonus amount.

The information included in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 1.02               Termination of a Material Definitive Agreement

In connection with the Credit Agreement (defined below under Item 2.03), entered into by the Company on April 1, 2005, the Company terminated on April 1, 2005 an Amended and Restated Credit Agreement dated as of July 7, 2004 between the Company and Bank of America, N.A. providing for a $5.0 million term loan and up to $20 million of revolving borrowings, an Amended and Restated Credit Agreement dated as of July 7, 2004 between the Company and Union Bank of California, N.A. providing for a $5.0 million term loan and up to $20 million of revolving borrowings, and a Loan Agreement dated as of August 9, 2002 by and among the Company, Windermere Utility Co., Inc. and Bank of the West providing for a $10 million term loan.  The foregoing agreements were due to expire in 2006. Amounts outstanding under the foregoing agreements were repaid with proceeds from the Credit Agreement.

Item 2.03               Creation of a Direct Financial Obligation

On April 1, 2005, the Company entered into a Credit Agreement dated as of April 1, 2005, among the Company, as borrower, the several lenders parties thereto, Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, Banc of America Securities LLC and Union Bank of California, N.A., as co-lead arrangers and co-book managers, and Union Bank of California, N.A., as syndication agent (the “Credit Agreement”).  Pursuant to a Continuing Guaranty dated as of April 1, 2005, the borrowings under the Credit Agreement are guaranteed by certain of the Company’s subsidiaries listed on the signature pages to the Continuing Guaranty in favor of Bank of America, N.A., as administrative agent.

The Credit Agreement provides for a $100 million revolving credit facility, which includes a $40 million letter of credit subfacility and a $10 million swingline subfacility.  The Company may elect to increase the amount of the credit facility by an amount not in excess of $25 million during the term of the Credit Agreement.  At the Company’s option, any loan under the credit facility (other than swingline loans) will bear interest at a rate equal to (i) LIBOR plus the applicable margin (as provided for in the Credit Agreement), or (ii) a base rate

(as defined) minus the applicable margin.  The Credit Agreement will expire on April 1, 2010.  The initial borrowing by the Company under the Credit Agreement on April 1, 2005 was approximately $45 million.

The Credit Agreement contains customary affirmative and negative covenants.  The financial covenants include covenants relating to the maintenance of specified maximum or minimum, as the case may be, total capitalization, EBITDA coverage, bondable capacity and operating income ratios.  The Credit Agreement also contains customary events of default, including cross defaults to other obligations.  Upon the occurrence of an event of default, the outstanding obligations under the Credit Agreement may be accelerated and become due and payable immediately.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full terms and conditions of the Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference.

Item 9.01               Financial Statements and Exhibits

The following exhibit is filed with this Current Report pursuant to Items 1.01 and 2.03:

(c)  Exhibits

10.1         Credit Agreement dated as of April 1, 2005 among the Company, as borrower, the several lenders parties thereto, Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, Banc of America Securities LLC and Union Bank of California, N.A., as co-lead arrangers and co-book managers, and Union Bank of California, N.A., as syndication agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 6, 2005

SOUTHWEST WATER COMPANY

By:	/s/ Shelley A. Farnham
Shelley A. Farnham
Vice President —Human Resources
and Secretary

EXHIBIT INDEX

10.1         Credit Agreement dated as of April 1, 2005 among the Company, as borrower, the several lenders parties thereto, Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, Banc of America Securities LLC and Union Bank of California, N.A., as co-lead arrangers and co-book managers, and Union Bank of California, N.A., as syndication agent.